Orion Marine Group, Inc. Reports Fourth Quarter and Full Year 2013 Results

Houston, Texas, February 27, 2014 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a heavy civil marine contractor, today reported net income for the three months ended December 31, 2013, of $2.1 million ($0.08 diluted earnings per share). These results compare to net income of $1.5 million ($0.05 diluted earnings per share) for the same period a year ago. For the full year 2013, Orion Marine Group reported net income of $0.3 million ($0.01 diluted earnings per share), which compares to the prior full year 2012 net loss of $11.9 million ($0.44 diluted loss per share).

"We are pleased with our results for the fourth quarter and full year 2013, which are due to the hard work and dedication of the entire Orion Marine Group team,” said Mike Pearson, Orion Marine Group's Chief Executive Officer. "Accelerated execution on certain projects in the fourth quarter resulted in a record quarterly revenue. Our backlog, identified bid opportunities, continued strength in the private sector and a clarified outlook on federal funding for the next two fiscal years gives us optimism for 2014 and beyond."

Financial highlights of the Company's fourth quarter and full year 2013 include:

Fourth Quarter 2013

•	Fourth quarter 2013 contract revenue was $106.4 million, an increase of 7.9%, as compared with fourth quarter 2012 revenue of $98.6 million.

•	The Company self-performed approximately 84% of its work as measured by cost during the fourth quarter 2013, as compared with 83% in the prior year period.

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Gross profit for the quarter was $12.8 million, an increase of approximately $0.3 million as compared with the fourth quarter of 2012. Gross profit margin for the fourth quarter of 2013 was 12.0%, which was slightly lower than the prior year period of 12.7%.

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Selling, General, and Administrative expense for the fourth quarter 2013 was $8.9 million as compared to $6.8 million in the prior year period. The increase in Selling, General and Administrative expense is primarily due to bonuses payable to non-executives, an increase in group medical costs, and an increase in bad debt related to a single job for a small private customer. The fourth quarter of 2012 also had a benefit from a reduction of professional fees related to a favorable outcome of litigation.

•	The Company's fourth quarter 2013 EBITDA was $8.9 million, representing a 8.3% EBITDA margin, which compares to fourth quarter 2012 EBITDA of $9.4 million, or a 9.5% EBITDA margin.

Full Year 2013

•	Full year 2013 contract revenue was $354.5 million, the highest in the Company's history, and an increase of 21.4% as compared with full year 2012 revenues of $292.0 million.

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Gross profit for the year was $32.0 million, which represents an increase of $17.6 million as compared with the full year 2012. Gross profit margin for the full year 2013 was 9.0%, which is up from 4.9% for the full year 2012. The year over year increase in gross profit margin was primarily attributable to solid project execution, as well as sustained increases in some of the Company's equipment utilization throughout 2013.

•	The Company self-performed approximately 84% of its work as measured by cost during 2013 as compared with 83% during the prior year period.

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Selling, General, and Administrative expense for the full year 2013 was $32.1 million as compared with $28.6 million in the prior year period. The increase in Selling, General and Administrative expense is primarily due to increased staffing and overhead costs resulting from the expansion into Alaska in 2012, bonuses payable to non-executives, and an increase in bad debt related to a single job for a small private customer. The fourth quarter of 2012 also had a benefit from a reduction of professional fees related to a favorable outcome on litigation. As a percentage of revenues, Selling General & Administrative expense declined as compared with the prior year, from 9.8% in 2012 to 9.1% in 2013.

•	The Company’s full year 2013 EBITDA was $21.4 million, representing a 6.0% EBITDA margin, which compares to full year 2012 EBITDA of $5.8 million, or a 1.9% EBITDA margin.

Backlog of work under contract as of December 31, 2013 was $247.3 million, which compares with backlog under contract at December 31, 2012 of $184.1 million. Additionally, the Company is currently the apparent low bidder on approximately $107 million of work.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“We continue to be pleased with our bid market opportunities,” said Mr. Pearson. “Demand from private sector clients has been an excellent source of bid opportunities and we expect this trend to continue. We are hopeful the federal budget deal approved in January will lead to normalized bid lettings from the Army Corps of Engineers, although we don't expect to see any potential benefit until the second half of the year. We are also hopeful that other industry catalysts, such as the WRDA/WRRDA legislation currently in conference and the RESTORE Act funds, will show meaningful developments in 2014 and eventually lead to material bid opportunities in the next 12 to 24 months."

“Our bid activity and success rate in the fourth quarter is also an encouraging sign as we begin the new year," said Mark Stauffer, Orion Marine Group's President. "During the fourth quarter we bid on approximately $498 million worth of opportunities and were successful on approximately $137 million. This represents a 28% win rate or a book-to-bill ratio of 1.29 times for the quarter. Currently, we have over $271 million worth of bids outstanding, including approximately $107 million on which we are apparent low bidder. We continue to observe pockets of pricing improvement, but as we have mentioned in the past, this trend has not yet become widespread.

We are still confident that we can achieve positive results in 2014, as sustained improvement in fleet utilization will lead to some gross margin improvement. However, as mentioned previously, the stronger than expected fourth quarter was partly a result of the acceleration of project schedules, which will result in less production in the first quarter. As a reminder, many of the large projects we recently announced will not begin until the second quarter of 2014. Additionally, we must closely monitor how the recent budget agreement impacts the choppiness of Corps lettings. However, we still expect a healthy amount of bid opportunities from the private sector, state agencies, and local port authorities. Overall, we are comfortable with the level of potential bid activity from all of our end markets and are excited to build upon the accomplishments of 2013.”

Purchase of Dredge Material Placement Area (DMPA)

Earlier this week, the Company finalized the purchase of a piece of property in the upper Houston Ship Channel to be used as a dredge material placement area. The approximately 340 acre parcel of land was purchased for approximately $22 million in cash, funded through the Company's existing credit facility. The purchase of the DMPA will allow the Company to service private customers along the Houston Ship Channel, deploy some of the Company's dredging assets more efficiently, and generate additional revenue from disposal fees. This purchase provides the Company with one of the only operating private dredge material placement areas along the upper end of the Houston Ship Channel and should provide enough capacity to meet the needs of the Company's customers in this area for at least the next decade.

Changes in Management

Today, the Company announced changes in its management structure, including the planned retirement of Mr. Pearson at the end of 2014, the naming of Mr. Stauffer as the Company's President effective immediately, and the naming of Christopher J. DeAlmeida as the Company's Chief Financial Officer effective immediately. Additional detail regarding these management changes can be found in the Press Release issued by the Company this morning, February, 27, 2014.

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the fourth quarter and full year 2013 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, February 27, 2014. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Fourth Quarter 2013 Earnings Conference Call at 866-515-2909; participant code 47684462.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water in the Gulf Coast, the Atlantic Seaboard, the West Coast, Alaska, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 6, 2013, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Contract revenues	106,412	98,634	354,544	292,042
Costs of contract revenues	93,606	86,112	322,540	277,672
Gross profit	12,806	12,522	32,004	14,370
Selling, general and administrative expenses	8,890	6,819	32,110	28,573
Income (loss) from operations	3,916	5,703	(106)	(14,203)
Other income (expense)
Loss from sale of assets, net	(227)	(1,822)	(153)	(1,822)
Other income	(177)	(1)	165	227
Interest income	2	12	13	35
Interest expense	(98)	(105)	(525)	(743)
Other expense, net	(500)	(1,916)	(500)	(2,303)
Income (loss) before income taxes	3,416	3,787	(606)	(16,506)
Income tax (benefit) expense	1,226	2,301	(937)	(4,640)
Net income (loss)	2,190	1,486	331	(11,866)
Net income attributable to noncontrolling interest	56	—	—	—
Net income (loss) attributable to Orion common stockholders	$2,134	$1,486	$331	$(11,866)

Basic income (loss) per share	$0.08	$0.05	$0.01	$(0.44)
Diluted income (loss) per share	$0.08	$0.05	$0.01	$(0.44)
Shares used to compute income (loss) per share
Basic	27,366,783	27,176,449	27,296,732	27,138,927
Diluted	27,761,982	27,617,218	27,613,054	27,138,927

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In thousands, except margin data)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income(loss)	2,190	1,486	331	(11,866)
Income tax benefit (loss)	1,226	2,301	(937)	(4,640)
Interest expense, net	96	93	512	708
Depreciation and amortization	5,352	5,532	21,538	21,570
EBITDA[1]	$8,864	$9,412	$21,444	$5,772
Operating income (loss) margin[2]	3.3%	3.9%	(0.1)%	(5.5)%
Impact of depreciation and amortization	5.0%	5.6%	6.1%	7.4%
EBITDA margin[1]	8.3%	9.5%	6.0%	1.9%

1EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
2 Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$40,859	$43,084
Accounts receivable:
Trade, net of allowance of $0	39,110	45,072
Retainage	10,427	8,213
Other	2,040	1,712
Income taxes receivable	333	3,110
Note receivable	—	46
Inventory	3,520	4,354
Deferred tax asset	726	37
Costs and estimated earnings in excess of billings on uncompleted contracts	24,856	19,245
Asset held for sale	417	920
Prepaid expenses and other	2,990	2,857
Total current assets	125,278	128,650
Property and equipment, net	141,923	150,671
Accounts receivable, long-term	—	1,410
Inventory, non-current	4,772	915
Goodwill	33,798	33,798
Intangible assets, net of amortization	197	627
Other assets	240	225
Total assets	$306,208	$316,296
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$8,564	$12,621
Accounts payable:
Trade	23,105	28,744
Retainage	1,667	2,433
Accrued liabilities	11,415	12,456
Taxes payable	459	252
Billings in excess of costs and estimated earnings on uncompleted contracts	14,595	16,369
Total current liabilities	59,805	72,875
Other long-term liabilities	526	564
Deferred income taxes	17,978	18,180
Deferred revenue	87	146
Total liabilities	78,396	91,765
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 27,710,775 and 27,530,220 issued; 27,393,045 and 27,212,489 outstanding at December 31, 2013 and December 31, 2012, respectively	278	275
Treasury stock, 317,731 shares, at cost	(3,003)	(3,003)
Additional paid-in capital	163,970	160,973
Retained earnings	66,567	66,236
Equity attributable to common stockholders	227,812	224,481
Noncontrolling interest	—	50
Total stockholders’ equity	227,812	224,531
Total liabilities and stockholders’ equity	$306,208	$316,296

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In thousands)

	Twelve months ended December 31,
	2013	2012
Cash flows from operating activities
Net income (loss)	$331	$(11,866)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,538	21,570
Deferred financing cost amortization	52	103
Bad debt expense	259	12
Deferred income taxes	(239)	(1,646)
Stock-based compensation	2,141	3,115
Loss on sale of property and equipment	153	1,822
Change in operating assets and liabilities:
Accounts receivable	4,571	(26,966)
Income tax receivable	2,125	10,888
Inventory	(3,024)	(497)
Note receivable	46	5
Prepaid expenses and other	(200)	(497)
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,611)	(4,133)
Accounts payable	(6,405)	18,826
Accrued liabilities	(808)	2,803
Income tax payable	207	252
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,774)	10,704
Deferred revenue	(58)	(57)
Net cash provided by operating activities	13,304	24,438
Cash flows from investing activities:
Proceeds from sale of property and equipment	750	374
Purchase of property and equipment	(12,760)	(24,647)
Acquisition of business in Alaska	—	(9,000)
Net cash used in investing activities	(12,010)	(33,273)
Cash flows from financing activities:
Borrowings from Credit Facility	—	18,000
Payments made on borrowings from Credit Facility	(4,057)	(5,379)
Contributions from noncontrolling interest	(50)	34
Exercise of stock options	859	298
Excess tax benefit from stock option exercise	—	—
Increase in loan costs	—	(13)
Purchase of shares into treasury	—	—
Net cash (used in) provided by financing activities	(3,248)	12,940
Net change in cash and cash equivalents	(1,954)	4,105
Cash and cash equivalents at beginning of period	43,084	38,979
Cash and cash equivalents at end of period	$41,130	$43,084

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Chris DeAlmeida, Vice President & CFO
Drew Swerdlow, Sr. Analyst, Finance & Investor Relations, 713-852-6582